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                                                                  EXHIBIT (a)(4)

                  [LETTERHEAD OF ORBITAL SCIENCES CORPORATION]

                            21839 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                                NOVEMBER __, 2002


Dear Stock Option Holder:

        On behalf of Orbital Sciences Corporation (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange outstanding options granted under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan (the "1997 Plan") or the Orbital Sciences Corporation 1990 Stock Option Plan having an exercise price greater than $12.25 per share (the "Options") for new options the Company will grant under the 1997 Option Plan (the "New Options"). All capitalized terms used in this letter which are not defined herein shall have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated October 8, 2002 (the "Offer").

        The Offer expired at 5:00 p.m., New York City Time, on November 6, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange and canceled Options tendered to it equal to ____________ shares of common stock.

        The Company has accepted for exchange and canceled the number of Options tendered by you as set forth on Attachment A to this letter.

        In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive New Options under the 1997 Plan for the number of shares of common stock equal to a percentage of the number of shares of common stock subject to the Options tendered by you and accepted for exchange. The percentage is determined by the exercise price per share of the Options tendered and accepted for exchange as follows:

       Exercise Price per Share of Options Tendered                 % of Options Tendered and Accepted for
       --------------------------------------------                 --------------------------------------
                 and Accepted for Exchange                          Exchange to be Granted as New Options
                 -------------------------                          -------------------------------------
             Greater than $12.25 but less than
                    or equal to $21.00                                               66 2/3%

                    Greater than $21.00                                                50%

The number of New Options you are entitled to is also set forth on Attachment A.


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        The per share exercise price of the New Options will equal the last reported sale price of our common stock on the New York Stock Exchange on the date the Company grants the New Options. Regardless of whether or not the options you tendered were vested, the New Options will vest in three equal installments, with the first installment vesting on the grant date, the second installment vesting on the fifteenth (15th) month anniversary of the grant date, and the third installment vesting on the thirty-sixth (36th) anniversary of the grant date.

        In accordance with the terms of the Offer, the Company will grant you the New Options on May 7, 2003. At that time, as described in the Offer, you will receive promptly a new option agreement executed by the Company.

        In accordance with the terms of the Offer, and as provided in the 1997 Plan, you must be an employee of the Company or a participating subsidiary from the date you tendered options through and including the New Options grant date in order to receive your New Options. If you do not remain an employee, you will not receive New Options or any other consideration for the Options tendered by you and canceled by the Company.

        Should you have any questions in connection with the grant of a New Options, please call Kathleen Guerere at (703) 406-5505 or Emily Bushey at (703) 406-5960.

                                   Sincerely,



                                   David W. Thompson
                                   Chairman and Chief Executive Officer


Attachment





                                       2
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                                  ATTACHMENT A



NO. OF OPTION SHARES TENDERED                        NO. OF NEW OPTION SHARES
-----------------------------                        ------------------------